UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): October 18, 1999
                                                         -----------------

                        Convergence Communications, Inc.
                        --------------------------------
             (Exact name of registrant as specified in its charter)



         Nevada                         00-21143                  87-0545056
         ------                         --------                  ----------
(State or other jurisdiction        (Commission File           (IRS Employer
    of incorporation)                    Number)             Identification No.)



            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
            ---------------------------------------------------------
               (Address of principal executive offices) (Zip Code)




        Registrant's telephone number, including area code (801) 328-5618
                                                           --------------



                      Wireless Cable & Communications, Inc.
                      -------------------------------------
         (Former name or former address, if changed since last report.)

Item 5.  Other Items.

         On October 18, 1999, Convergence Communications, Inc. (the "Company") closed the first portion of a $109.5 million private equity and credit facility financing package with six accredited investors. At the closing, the Company received $33 million in cash from the sale of 4,400,000 shares of its Series C Convertible Preferred Stock (the "Series C Stock") to three of the six accredited investors and exchanged approximately $15 million of debt it previously issued to two of the accredited investors into 1,995,577 shares of Series C Stock. Those five parties also acquired options to purchase 2,558,230 additional shares of Series C Stock (the "Options") and warrants to purchase 1,598,894 shares of Common Stock (the "Investor Warrants"), and the two existing shareholders acquired additional warrants to purchase 520,000 shares of Common Stock (the "FondElec/Internexus Warrants").

         The parties under the stock purchase agreement (the "Agreement") included Telematica EDC, C.A. ("Telematica"), TCW/CCI Holding LLC ("TCW"), the International Finance Corporation ("IFC"), Glacier Latin-America, Ltd. ("Glacier"), and two existing shareholder entities, FondElec Essential Services Growth Fund, L.P. ("FondElec"), and Internexus S.A. ("Internexus") (collectively, the "Investors"). The IFC is a named party to the Agreement, but, pursuant to a waiver by the other parties, did not join in the execution of the Agreement at the first closing. The IFC has until November 19, 1999 to join in the Agreement and fund its purchase obligations under it.

         Telematica and TCW are obligated to purchase, for cash, an additional 2,666,666 shares of Series C Stock, Options for 1,066,666 shares of Series C Stock and Investor Warrants for 666,666 shares of Common Stock for $20 million at a second closing that will be held after the parties receive clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Laws"). The parties expect clearance under the HSR Laws from the Department of Justice and the Federal Trade Commission in early November 1999. The IFC is obligated to purchase 666,666 shares of Series C Stock, and acquire an Option for 266,666 shares of Series C Stock and an Investor Warrant for 166,666 shares of Common Stock, for $5 million in cash if it joins in the execution of the Agreement.

         Assuming the consummation of all of the purchases under the Agreement, the Investors will hold the following interests in the Company:

                        First Closing(1)                  Second Closing(1)
 Investor            Shares       Percentage        Shares(2)      Percentage(2)
 --------            ------       ----------        ---------      -------------
Telematica         2,000,000        10.5%           3,333,333            14.9%
TCW                2,000,000        10.5%           3,333,333            14.9%
IFC                   -0-              0%            666,666              3.0%
Glacier             400,000          2.1%            400,000              1.8%
FondElec           3,395,681        17.8%(3)        3,395,681           15.2%(3)
Internexus         3,782,145        19.9%(4)        3,782,145           16.9%(4)

----------------------------

(1) Assumes (i) the exercise by FondElec and Internexus of warrants to acquire, respectively, 508,424 and 282,644 shares of Common Stock which were held by those parties prior to October 18, 1999, but no exercise of any other warrants or options held by other parties prior to October 18, 1999; (ii) no exercise of the Option, Investor Warrants or FondElec/Internexus Warrants; and (iii) the conversion of the outstanding shares of Series C Preferred Stock and Series B Preferred Stock into shares of Common Stock on a voting basis.

(2) Reflects cumulative shareholder positions.

(3) Includes 2,220,591 shares of Common Stock held by FondElec prior to October 18, 1999 and assumes the exercise of warrants and options for 508,424 shares of Common Stock. See Note (1) above. The shares FondElec received at the first closing (666,666 shares) were obtained through the conversion of principal amounts due FondElec under the Company's December 23, 1998 note in favor of FondElec, in the original principal amount of $5 million.

(4) Includes 2,170,590 shares of Common Stock held by Internexus prior to October 18, 1999 and assumes the exercise of warrants and options for 282,644 shares of Common Stock. See Note (1) above. The shares Internexus received at the first closing (1,328,911 shares) were obtained through the conversion of the principal and interest amounts due Internexus under the Company's December 23, 1998, June 12, 1999, September 3, 1999 and October 1, 1999 notes in favor of Internexus, in the aggregate amount of $9,966,836.

-----------------------------


         The Series C Stock, which is described in more detail below, is a newly-designated series of the Company's preferred stock. The Options have a term of nine (9) months, and may be exercised in whole or in part. The exercise price for the Series C Stock under the Options is $7.50 per share. The Investor Warrants and FondElec/Internexus Warrants, which are essentially identical, have terms of four years, may be exercised only after the occurrence of a Disposition Event, as described below, and give their holders the right to purchase shares of Common Stock at an initial exercise price of $7.50 per share. That exercise price is subject to downward adjustment based on the Company's financial performance, as measured on the effective date of the Disposition Event that triggers the right of exercise. The minimum exercise price for the Investor Warrants and FondElec/Internexus Warrants is $.01 per share. The Company also granted the Investors both demand and "piggyback" registration rights for any shares of Common Stock they receive on the exercise of the Investor Warrants or FondElec/Enternexus Warrants, or through the conversion of their Series C Stock into Common Stock.

         Under the terms of the Agreement, Telematica also agreed to invest, at the second closing, $5.25 million dollars in Chispa Dos Inc. ("Chispa"), a controlled subsidiary of the Company which conducts telecommunications operations in El Salvador. Telematica will acquire approximately 32.64% of the outstanding stock of Chispa in exchange for its investment, and Chispa will use a portion of the proceeds of Telematica's investment ($3,864,529) to pay down the principal and interest amounts outstanding under the promissory note Chispa delivered to FondElec in April 1999 in the original principal amount of $4,769,497. In connection with Telematica's investment in Chispa, the Company will acquire additional shares in Chispa by contributing to capital approximately $901,000 of the amounts Chispa owes it. Upon consummation of the Chispa transactions, Chispa will be held approximately 32.64% by each of the Company and Telematica, 27.87% by FondElec and 6.85% by third parties. Under the terms of the shareholders' agreements for Chispa's operation, the Company will maintain day-to-day control over Chispa's operations and will be entitled to elect 50% of Chispa's directors.

         Telematica also agreed to under the Agreement negotiate in good faith with the Company the terms of a joint venture pursuant to which each of the Company and Telematica will invest $5 million to conduct telecommunications operations in the Republic of Colombia. The parties anticipate that the joint venture will be structured in a manner which will provide the Company with control of its day-to-day management operations. The letter of intent requires the parties to enter into the definitive agreements for the joint venture by February 15, 2000.

         On October 18, 1999, Telematica also entered into a long-term $26 million credit facility with InterAmerican Net de Venezuela, S.A., the Company's wholly-owned Venezuelan operating subsidiary ("InterAmerican"). In connection with that transaction, Telematica agreed that it or its affiliates would also enter into (i) a fiber optic lease agreement with InterAmerican (the "Lease
Agreement"), pursuant to which InterAmerican will lease a portion of Telematica's existing fiber optic network in Caracas, Venezuela, and (ii) a commercial services agreement (the "Commercial Services Agreement"), under which Telematica's affiliate will provide billing, collection and other commercial services to InterAmerican.

         A portion of the $26 million credit facility, $7 million, will be paid to InterAmerican in cash, and $19 million will be advanced to InterAmerican, as required, for the purpose of paying InterAmerican's obligations under the Lease Agreement and Commercial Services Agreement. Four million dollars ($4 million) of the $19 million of in-kind payments will be allocated to lease payments under the Lease Agreement, $12 million will be allocated to the payment of amounts otherwise payable by InterAmerican for extensions to the fiber optic network under the Lease Agreement, and the remaining approximately $3 million will be allocated to the Commercial Services Agreement.

         All outstanding amounts under the credit facility bear interest at a rate of 3% per year. Interest will be capitalized during the first four (4) years of the facility, and, thereafter, are payable in cash. The outstanding principal and unpaid interest amounts under the facility are convertible into shares of InterAmerican at the election of Telematica at any time after the third anniversary of the facility, but Telematica can convert the amounts due under the facility prior to the third anniversary of the facility if InterAmerica defaults under the facility. Assuming the draw down of the entire facility and no payment by InterAmerican of any of the advanced amounts, the principal and interest advanced under the facility would be convertible into shares representing 50% of the equity ownership of InterAmerican. The credit facility also provides for a corresponding subscription right in favor of Telematica, pursuant to which it may purchase 50% of the outstanding stock of InterAmerican for $26 million. As InterAmerican draws on the credit facility, the subscription obligation will be proportionately reduced. Any election by Telematica to convert the amounts due under the facility into shares of InterAmerican must be exercised with the subscription right.

         The credit facility requires the parties to negotiate in good faith the terms of the Commercial Services Agreement and Lease Agreement. The Company anticipates the parties will complete those negotiations in early November 1999.

         In connection with the execution of the Agreement, the Investors, the Company and other parties (including Lance D'Ambrosio and Troy D'Ambrosio, officers of the Company) executed a shareholders' agreement (the "Shareholders' Agreement"). The Shareholders' Agreement provides, among other things, that the shareholder parties to it may not transfer their securities of the Company (other than to their affiliates) unless (i) all such parties, acting together, transfer their Company securities for cash or publicly traded securities, or
(ii) there occurs a registered public offering of the Company's securities meeting certain requirements (the "Disposition Events"). After a public offering referred to in clause (ii), the parties may transfer their securities of the Company, subject to rights of co-sale on the part of the other shareholder parties to the Shareholders' Agreement, except in the case of transfers to affiliates. The Shareholders' Agreement provides for a board of directors of five members (to be expanded to ten members), and permits each of five groups of shareholder parties to the Shareholders' Agreement to designate a director (two directors after the expansion of the board to ten members), with all shareholder parties agreeing to vote for such designees. Under the terms of the Shareholders' Agreement, the board of directors of the Company will make all decisions with respect to ordinary matters regarding the business and operations of the Company by simple majority vote of the directors present at a meeting duly called and convened. Certain actions by the Company, however, require the vote of a designated director of any three of the groups, certain other actions require the vote of a designated director of any four of the groups, and other actions require the vote of a designated director from all five groups.

         The Shareholders' Agreement also provides that, if any third party offers to acquire all of the Company's equity held by the shareholder parties for cash consideration at a price that will cause the shareholder parties to obtain a specified rate of return on their investment, and three of the shareholder parties who designate director nominees agree to enter into that transaction, then all of the shareholder parties will be obligated to participate in the transaction. The Shareholders' Agreement further provides for purchase and sale options in favor of the Company and Telematica with respect to any subsidiary of the Company in which Telematica holds (or has the right to acquire) a 50% or greater interest. The options are triggered in the event of a public offering of the Company that meets certain size requirements, a sale of all or substantially all of the Company's assets, or the occurrence of certain other fundamental corporate transactions.

         To facilitate the Company's performance of its obligations under the Agreement, on October 12, 1999, the Company's Board of Directors designated the Series C Stock as a new series of the Company's authorized preferred stock. The certificate designating the rights and preferences of the Series C Shares was filed with the Nevada Secretary of State's Office on October 13, 1999 and declared effective on October 14, 1999.

         The Series C Stock consists of 14,250,000 shares of preferred stock, par value $.001 per share, and has the following general rights and preferences:

         - It votes with the outstanding shares of the Company's common stock and Series B Preferred Stock (unless otherwise required by law), and has one vote per share.

         - It is convertible into shares of the Company's common stock, initially on a one-for-one basis. The conversion ratio is subject to adjustment for fundamental corporate transactions. Conversion is generally optional, but is mandatory upon the occurrence of a Disposition Event.

         - It has a liquidation preference which is superior to the Company's common shares, but subordinate to the Company's Series B Preferred Stock. The initial liquidation preference is $7.50 per share.

         - It is not redeemable.

         - Its holders are entitled to receive cash dividends or distributions of property when, as and if declared by the Board of Directors. If the Company declares a dividend or distribution on its Common Stock, it is required to pay a dividend or distribution to the holders of the Series C Stock in an amount equal to what they would have received had the holders converted their Series C Stock into Common Stock.

         - Its holders have a preemptive right to purchase their prorata share of any new securities issued by the Company. The preemptive rights do not apply to issuances of stock to management or employees, any merger or similar transaction approved by the Board of Directors, to securities issued in a stock split or dividend, or certain other transactions approved by the Board of Directors. The preemptive rights terminate on the effective date of a public offering meeting certain size requirements.

         In connection with the first closing under the Agreement, Peter Schiller, Troy D'Ambrosio and George Sorensen resigned from the Company's Board of Directors, the Board of Directors set the number of the members of the Board at five, and the Board of Directors appointed Messrs. Mario L. Baeza and Norberto Corredor as members of the Board of Directors to fill the vacancies left by Messrs. Shiller's, D'Ambrosio's and Sorenson's resignations. Messrs. Baeza and Corredor were each appointed as members of the Company's Class II directors. Mr. Baeza is the Chief Executive Officer and Chairman of TCW/Latin America Partners, LLC, an affiliate of TCW which is an investment fund specializing in businesses in emerging growth countries. Mr. Corredor is the Manager of the Department of Telecommunications and Automation Services for a Venezuelan utility company that is an affiliate of Telematica.

Item 7.  Financial Statements and Exhibits.

         (a)  Financial Statements of Businesses Acquired. N/A

         (b)  Pro Forma Financial Information. N/A

         (c) Exhibits. The following exhibit is included in this filing in accordance with the provisions of Item 601 of Regulation S-K:

              4.3 Certificate Establishing and Designating the Rights, Preference and Restrictions of Shares of Series C Convertible Preferred Stock of Convergence Communications, Inc.



                                   CONVERGENCE COMMUNICATIONS, INC.


                                                  /s/ Jerry Slovinski
                                        ----------------------------------------
                                   By:  Jerry Slovinski, Chief Financial Officer
                                   Dated:  November 2, 1999